Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Compensation Committee of the
VWR Corporation Board of Directors:
We consent to the incorporation by reference in the registration statement (No. 333-203529) on Form S-8 of VWR Corporation of our report dated March 24, 2017, with respect to the statements of financial condition of the VWR Corporation 2014 Employee Stock Purchase Plan as of December 31, 2016 and 2015 and the related statements of changes in plan equity for the years then ended, which report appears in the December 31, 2016 annual report on Form 11-K of the VWR Corporation 2014 Employee Stock Purchase Plan.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 24, 2017